For Immediate Release
Thursday, July 7, 2016
Contacts: Ryan Hornaday, EVP/CFO & Treasurer
rhornaday@emmis.com
317.266.0100

Emmis Announces First Quarter Earnings
Radio Net Revenues Up Slightly as Reported; Up 5% excluding Los Angeles

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its first fiscal quarter ending May 31, 2016.

Emmis’ radio net revenues for the first fiscal quarter were up fractionally, from $42.6 million to $42.7 million. Excluding the company’s radio station in Los Angeles, which is being negatively affected by a recent format competitor, Emmis’ radio net revenues would have been up 5% in the quarter. Per Miller Kaplan reporting, radio revenues in Emmis’ markets were up 3% in the quarter with and without Los Angeles.

For the first fiscal quarter, operating income was up 13%, from $7.6 million to $8.6 million, primarily due to cost reductions the company implemented in January 2016.
Publishing net revenues were down 16% in the first fiscal quarter, from $15.5 million to $13.1 million, partially due to the timing of certain custom publications that ran in the first quarter of the prior fiscal year, but will run later in the current fiscal year.
“Our New York radio stations had a stellar first quarter, growing revenues 11% and beating a healthy New York radio market that was up 4% in the quarter,” said Jeff Smulyan, Chairman & CEO of Emmis. “Compared to last year, Emmis’ ratings are up across our portfolio, and we are optimistic this will help drive revenue growth in the second half of the fiscal year.”

“I continue to be amazed and encouraged by the progress the radio industry is making with NextRadio®, the radio industry’s initiative to make FM broadcast radio available on smartphones and tablets,” Smulyan continued. “The Samsung Galaxy S7 and S7 Edge will soon be NextRadio compatible across all major wireless carriers in the United States, and with the support of handset makers BLU, Alcatel, and others, we have launched NextRadio in Canada and Peru.”
A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A replay of the call will be available until 6 p.m. on Thursday, July 21 by dialing 203-369-0514.

Emmis will host its Annual Shareholders’ Meeting today at 10 am at Emmis Headquarters on Monument Circle in Indianapolis. The previously announced one-for-four reverse stock split is expected to be approved, and the first day of trading that reflects the reverse stock split is expected to be Friday, July 8th.

Emmis has included supplemental station operating expenses and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different technologies;

•
increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
•changes in audience measurement systems
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)
	Three months ended May 31,
	2016	2015
OPERATING DATA:
Net revenues:
Radio	$42,699	$42,593
Publishing	13,092	15,525
Emerging Technologies	211	335
Total net revenues	56,002	58,453
Station operating expenses excluding depreciation and amortization expense:
Radio	27,275	28,693
Publishing	13,478	15,209
Emerging Technologies	2,236	1,641
Total station operating expenses excluding depreciation and amortization expense	42,989	45,543
Corporate expenses excluding depreciation and amortization expense	3,044	3,819
Depreciation and amortization	1,332	1,450
Operating income	8,637	7,641
Interest expense	(4,690)	(4,546)
Other income, net	43	10
Income before income taxes	3,990	3,105
Provision for income taxes	675	947
Consolidated net income	3,315	2,158
Net income attributable to noncontrolling interests	629	633
Net income attributable to the Company	$2,686	$1,525

Basic net income per common share	$0.06	$0.04
Diluted net income per common share	$0.06	$0.03

Basic weighted average shares outstanding	47,070	43,217
Diluted weighted average shares outstanding	47,295	47,373

	Three months ended May 31,
	2016	2015
OTHER DATA:
Station operating income (See below)	$13,350	$13,634
Cash paid for income taxes, net	116	216
Cash paid for interest	3,866	4,321
Capital expenditures	402	421

Noncash compensation by segment:
Radio	$267	$470
Publishing	54	228
Emerging Technologies	16	26
Corporate	519	1,380
Total	$856	$2,104

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$8,637	$7,641
Plus: Depreciation and amortization	1,332	1,450
Plus: Corporate expenses	3,044	3,819
Plus: Station noncash compensation	337	724
Station operating income	$13,350	$13,634

SELECTED BALANCE SHEET INFORMATION:	May 31, 2016	February 29, 2016
Total Cash and Cash Equivalents	$4,284	$4,456
Credit Agreement Debt	$185,580	$184,762
98.7FM Nonrecourse Debt	$64,103	$65,411